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                                                                    EXHIBIT 10.3

                                                   DePuy logo

James A. Lent                                      DePuy Orthopaedics
Chairman and CEO
                                                   P.O. Box 988
                                                   700 Orthopaedic Drive
May 1, 1996                                        Warsaw, Indiana 46581-0988
                                                   U.S.A.

                                                   Telephone: +1 (219) 372 7100
                                                   Fax: +1 (219) 269 5675

Mr. Michael J. Dormer
Burrage House
26 York Place
Harrogate
North Yorkshire
HGl 5RII

Dear Mike:

In recognition of your contribution to DePuy International Limited ("the Company"), as well as the other DePuy companies within the international group and the value you have added as an officer and employee, the Company is extending to you this Agreement ("Agreement") relating to the terms and conditions of your employment. This Agreement supplements the terms and conditions set out in the letter offer of employment dated July 13, 1992 ("Offer Letter").

Effective as of the date of this letter, you will continue to be employed by the Company for an indefinite period which may be terminated by yourself or the Company at any time as provided herein. If the Company: (a) terminates your employment for any reason other than for Just Cause (which is defined below), or
(b) constructively terminates your employment (defined as your resignation following a demotion, an involuntary material change in your duties, an assignment that is not in accordance with your training or current job, a reduction in basic pay, or a relocation of your job more than 30 miles from your current assignment {(but only if such demotion, change in duties, assignment, reduction or relocation occurs without your prior consent} or your resignation following repeated threats or statements by the Company that any of the foregoing constructive termination events may occur without your prior consent, you will be entitled to three (3) months' advance notice ("the Company's Notice Period").

If you terminate your employment for any other reason, you agree (notwithstanding that three (3) months' notice is required to be given under the Offer Letter), you will give the Company no less than six (6) months' notice ("Your Notice Period"). At any time during the Company's Notice Period or your Notice Period, as the case may be ("the Applicable Notice Period"), the Company
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Page Two
Mr. Michael J. Dormer
May 1, 1996


may elect to cease utilizing your services at any time and to pay you in lieu of notice during the balance of the Applicable Notice Period as provided herein.

Subject to the terms of this letter, during the Applicable Notice Period, whether you are asked to continue to render services to the Company or not, you will receive the following employee benefits:

1.   Salary will continue to be paid at the rate in effect as of the day notice
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     is given to you, and will continue throughout the Applicable Notice Period.

2.   Bonus will be paid during the Applicable Notice Period.  If Your Notice
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     Period is in effect, you will receive any bonus already identified for you and, for Your Notice Period, you will receive a bonus prorated for the number of months in Your Notice Period at a rate that is lesser of (a) an amount that equals the same percentage of your salary as you received as bonus for the prior year, or (b) an amount that equals the percentage of salary you received in the prior year reduced by a percentage that equals the reduction, if any, in total moneys distributed as bonuses to executive employees by the Company as compared to the moneys distributed as bonuses for such group of employees in the prior year. If the Company's Notice Period is in effect, you will receive any bonus already identified for you plus additional bonus payments for the next two (2) years following the beginning of the Company's Notice Period. The amount of bonus in the Company Notice Period will be the amount of bonus already identified for you, if any, and for any bonus not already identified for you to be paid during the Company's Notice Period, an amount that equals the average of the last two (2) percentage rates at which your bonus was calculated, prorated through the last month, or part thereof, of the Company's Notice Period.

3.   Motor Car.  The Company shall continue throughout the Applicable Notice
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     Period (subject to your holding a current full driving license) to provide for your use, both for business and private purposes, a motor car of a type appropriate to your position as President of the Company. The Company shall continue throughout the Applicable Notice Period to pay road tax, insurance premiums and all running expenses of such motor car including petrol, lubrication, maintenance and repairs.

4.   Pension Contributions.  You shall remain a member of the DePuy
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     International Pension and Life Assurance Scheme and the DePuy Executive
     Retirement Benefits Scheme (together herein called "the Pension Schemes"). The Company will continue throughout the Applicable Notice Period to make contributions to the Pension Schemes at the rates in effect
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Page Three
Mr. Michael J. Dormer
May 1, 1996


     as of the day notice is given. Additionally, the Company will undertake to contribute to the DePuy Executive Retirement Benefits Scheme a sum equal to two (2) years' contributions, based on the amount of the latest monthly contribution paid to the said Scheme in respect of you by the Company.

5.   OREO, Clipper and Stock Plans.  Where applicable, awards in these plans, or
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     any successor plan, will continue to be paid, and vesting credit will continue to accrue throughout the Applicable Notice Period. At the end of the Applicable Notice Period, all sums in both these plans, vested and unvested. will be paid to you.

6.   Medical Insurance.  The Company shall continue throughout the Applicable
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     Notice Period to pay for private medical insurance for you, your spouse and
     your children.   Additionally, the Company will pay for Private Medical
     Insurance for you, your spouse and your children for a period of two (2) years beyond the expiration of the Applicable Notice Period.

For the purposes of this Agreement, and for purposes of determining whether or not the Company is obligated to continue the foregoing benefits during the Applicable Notice Period, Just Cause shall mean any intentional conduct or gross negligence resulting in an act, or failure to act, that is detrimental to the Company and which is also a gross deviation from Company policy or commonly recognized business values or customs, including, without limitation, such action or failure to act that involves:

     (a) any activity on your part where you directly or beneficially own or control, or engage in efforts to assist, any person or firm engaged in business that is competitive with the Company; provided, however, this shall not apply to such ownership in quoted public companies that does not violate the Company's Conflict of Interest Policy;

     (b) dishonesty in verbal or written communication to your superiors as well as with the Company's assets;

     (c) prolonged periods of unexcused absence from your job; or

     (d) the violation of any law or governmental regulation that subjects the Company to the possibility of criminal or civil action, liability, loss of business reputation or goodwill.
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Page Four
Mr. Michael J. Dormer
May 1, 1996


The Company shall, in addition, and in addition to any other remedies provided for at law or in equity, be deemed to have Just Cause, and thereby have the right to terminate any and all of its foregoing obligations should you begin employment during the Applicable Notice Period with any person or firm engaged in activities that are competitive to those of the Company. A firm or person will be considered to be engaged in competitive activities if that firm or person manufactures or sells, or solicits orders for any product intended for the same or a substantially similar use as any product manufactured or sold by the Company. For purposes of this Agreement, Competitive Activities shall also include any act on your part that has the intended or actual result of harming the Company's image or business.

The Company and you may agree to increase benefits payable hereunder by agreeing to amend, modify or supplement this Agreement by a written instrument executed by both parties. The Company's obligations during the Applicable Notice Period are further conditioned upon receipt from you your agreement to resign any office in the Company or in any of the Company's affiliates upon request, and the performance by you of your obligations to the Company under this and any other Agreements between you and the Company and receipt of a general release of claims against the Company (other than a waiver of claims to receive the amounts payable hereunder), unless amended, modified or supplemented as provided above.

Please sign both counterparts of this letter indicating your understanding of, and agreement with, its terms, and return one to me.

This Agreement shall become effective when executed by you and returned to the undersigned.

In the event that all, or part, of the DePuy group of orthopaedic companies whether by public or private sale or other form of transfer has not taken place by May 31, 1997, this Agreement shall cease to be effective as of May 31, 1997, whereupon the terms and conditions of employment effective immediately before the coming into force this Agreement shall apply, but taking into account current rates of salary.

Sincerely,                    AGREED TO AND ACCEPTED
                              the 28th day of May, 1996.

  JAL

James A. Lent                 By            M. Dormer
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Director
                              Witness:    Patricia A. Sisk
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